EXHIBIT 99.1

CardioGenics And Merck In Second Product Agreement

CardioGenics Extends its Partnership with Merck Chimie by Entering into a Second Agreement to Link Biological Material to Merck Chimie‘s Magnetic Particles for Antibody Manufacturing: Deal Deepens Company’s Involvement In Merck’s Magnetic Bead Programs

MISSISSAUGA, Ontario, July 14, 2010 -- CardioGenics Holdings Inc. (OTCBB: CGNHD), developer of the ultra-sensitive QL Care™ Point-Of-Care (POC) analyzer and products for the immunoassay segment of the In-Vitro Diagnostics market, announced that the Company‘s subsidiary, CardioGenics Inc., has entered into an agreement with Merck Chimie S.A.S. to adopt its proprietary biological-linking technology to Merck-supplied magnetic beads designed to increase yields in antibody manufacturing.

This is the second product agreement between the two companies. The first covers a 10-year supply agreement for CardioGenics‘ silver-coated magnetic beads that Merck will distribute to manufacturers of medical laboratory analyzers.

The beads covered by today’s announcement are manufactured by Merck Chimie and designed to extract antibodies from cell culturing media and sera, potentially reducing the cost of making antibody-based drugs, one of the fastest growing areas of the pharmaceutical industry. Traditionally, antibodies are extracted from media via stationary chromatography, which is a lengthy process. Utilizing magnetic particles for this purpose was recently introduced to speed up the extraction and increase production efficiency. Antibody extraction products are roughly a $350 million market today. Utilizing magnetic beads for this purpose was introduced recently and is a rapid growth area, which is expected to double in the next five years.

“We are very pleased to broaden our relationship with Merck Chimie with a second product agreement,“ stated Yahia Gawad, Chief Executive Officer of CardioGenics. “The technology for linking biological material for diagnostic beads is quite similar to linking biological material for antibody extraction beads. Being in the forefront of developing ultra-sensitive magnetic beads and related encapsulation technologies, the new agreement gives us an additional opportunity to showcase our proprietary expertise to one of the largest distributors of magnetic beads,” continued Dr. Gawad.

This second agreement with Merck differs from the first in that it involves beads manufactured by Merck for antibody manufacturing, a non-competing market to CardioGenics silver-plated beads. Under the agreement announced today, CardioGenics will be paid an agreed upon fee per gram of beads shipped to Merck Chimie. This represents a new product line for Merck Chimie, which it intends to develop into a major part of its magnetic beads business.
The first agreement involves CardioGenics' silver-plated beads that Merck will sell to manufacturers of large medical analyzers. Under this first agreement that covers paramagnetic beads for large medical diagnostic analyzers, CardioGenics will receive 30 percent of Merck’s sales of beads supplied by CardioGenics.  Merck is currently the largest distributors of diagnostic magnetic beads, a $1 billion annual worldwide market.

Both applications employ paramagnetic beads, but each application requires beads with different characteristics suited to their use. The magnetic beads being utilized under each of the Merck agreements are fundamentally different from the proprietary magnetic beads used by CardioGenics in its QL Care™ Analyzer.   The company expects to submit a 510K application to the FDA for the QL Care™ Analyzer and a test for Troponin-I, a key cardiac marker, during the first quarter of 2011. The portable device provides lab-like test accuracy in 15 minutes vs. the 2.8 hours required for results from a central lab.

About CardioGenics Holdings Inc.
Through its operating subsidiaries, the Company develops ultra-sensitive analyzers and other products targeting the immunoassay segment of the Point-Of-Care IVD testing market. It has developed the QL Care™ Analyzer, a proprietary and ultra-sensitive Point-Of-Care immuno-analyzer, which will run a number of diagnostic tests under development, the first of which will be a series of cardiovascular diagnostic tests. As part of its core proprietary technology, the Company has also developed a proprietary method for silver coating paramagnetic microspheres (a fundamental platform component of immunoassay equipment), which improve instrument sensitivity to light. The Company's principal offices are located in Mississauga, Ontario, Canada. For more information please visit www.cardiogenics.com.

Safe Harbor Statement - Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements, with words such as "anticipate, "believe," "expect," "future," "may," "will," "should," "plan," "projected," "intend," and similar expressions to identify forward-looking statements. These statements are based on the Company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the Company's current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the results discussed in the forward-looking statements. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the Company's periodic filings with the Securities and Exchange Commission.

Contacts:

Investor Relations:

Redington Inc.
CardioGenics Desk
Tel: 203.222.7399

-and-

Wolfe Axelrod Weinberger Associates LLC
Robert Schatz, 212.370.4500

Media Relations:
The Investor Relations Group
Laura Colontrelle, 212.825.3210
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